PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 23, 2017

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2017 SECOND QUARTER REVENUE AND EPS ABOVE GUIDANCE AND RAISES FULL YEAR GUIDANCE

•	Second quarter revenue increased 7% compared to the prior year period, which exceeded guidance.

•	Second quarter EPS outperforms:

◦	GAAP basis: $1.52 compared to guidance of $1.35 to $1.38

◦	Non-GAAP basis: $1.69 compared to guidance of $1.60 to $1.63

◦	EPS growth of 37% on a GAAP basis and 15% on a non-GAAP basis over the prior year period

◦	EPS included a negative impact of $0.05 per share related to foreign currency exchange rates compared to guidance of $0.07

•	Full year 2017 EPS guidance:

◦	GAAP basis: Raised to $6.44 to $6.54 from $6.24 to $6.34 previously

◦	Non-GAAP basis: Raised to $7.60 to $7.70 from $7.40 to $7.50 previously

◦	Guidance includes a negative impact of $0.20 per share related to foreign currency exchange rates compared to previous guidance of $0.35

New York, New York - PVH Corp. [NYSE: PVH] reported 2017 second quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our better than expected second quarter results reflect the continued momentum and ongoing operating efficiencies across our diversified business model. Our results reflect a planned increase of approximately $25 million of marketing compared to the prior year related to CALVIN KLEIN and TOMMY HILFIGER, which we believe will continue to drive market share gains and allow us to capitalize on the brands’ significant international expansion opportunities over the next several years.”

Mr. Chirico continued, “We have raised our full year earnings outlook based on our second quarter outperformance, an improvement in foreign currency rates and our belief that the strength of our brands will continue to drive our second half performance, despite the ongoing volatility in the macroeconomic and geopolitical environment. In addition, in line with our projected full year sales increase, we are now planning to invest an additional $10 million in marketing during the second half of this year to capitalize on the continued momentum we are seeing in our Tommy Hilfiger and Calvin Klein businesses.”

Mr. Chirico concluded, “In today’s ever-changing consumer landscape, we are actively adapting our businesses to gain market share by finding innovative ways to engage consumers, while investing across our organization. We believe that we are well-positioned to execute our strategic priorities, while delivering long-term sustainable growth and stockholder value.”

Second Quarter Business Review:
There was no impact of foreign currency on the Company’s revenue on a consolidated basis or for any of the Company’s businesses. As such, the Second Quarter Business Review does not include a discussion of constant currency revenue performance.

Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 8% to $786 million compared to the prior year period, which includes an approximate $15 million reduction resulting from the November 2016 deconsolidation of the Company’s Calvin Klein business in Mexico (the “Mexico deconsolidation”). Calvin Klein International revenue increased 20% to $394 million compared to the prior year period. Outstanding performance in the wholesale business in Europe and China, as well as solid growth in the retail business due to a 6% increase in international comparable store sales and square footage expansion in Company-operated stores, drove the revenue increase. Calvin Klein North America revenue decreased 1% to $392 million compared to the prior year period primarily as a result of the Mexico deconsolidation and a 2% decline in North America comparable store sales.

Earnings before interest and taxes for the quarter decreased to $96 million from $106 million in the prior year period. The earnings decrease was principally due to a $20 million planned increase over the prior year period in marketing and investments associated with the CALVIN KLEIN creative team leadership changes, which more than offset the revenue increase for the business discussed above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 4% to $892 million compared to the prior year period. Tommy Hilfiger International revenue increased 9% to $492 million compared to the prior year period, driven by continued strong performance in Europe and Asia. Tommy Hilfiger International comparable store sales increased 6%. Tommy Hilfiger North America revenue decreased 2% to $400 million compared to the prior year period. The decline was principally due to a reduction of approximately $20 million resulting from the discontinuation of the Company’s directly operated womenswear wholesale business in the U.S. and Canada during the fourth quarter of 2016 in connection with the licensing of this business to G-III Apparel Group, Ltd. (the “G-III license”). Tommy Hilfiger North America comparable store sales were flat.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $91 million from $76 million in the prior year period. Included in earnings for the quarter were costs of (i) $7 million incurred in connection with the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China (“TH China”) that it did not already own (the “TH China acquisition”) and (ii) $7 million incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense. Included in earnings for the prior year period were costs of (i) $20 million incurred in connection with the TH China acquisition and (ii) $1 million incurred in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $105 million from $97 million in the prior year period. The earnings increase was principally due to gross margin improvements attributable to less promotional selling, particularly in North America, as well as the strong Tommy Hilfiger International revenue increase noted above. Partially offsetting these increases was a $7 million increase in marketing over the prior year period, primarily in the international business.

Heritage Brands
Revenue in the Heritage Brands business for the quarter increased 13% to $392 million compared to the prior year period, principally due to a shift in the timing of shipments from both the first and third quarters into the second quarter as compared to the prior year. Comparable store sales increased 1%.

Earnings before interest and taxes for the quarter increased to $35 million from $12 million in the prior year period driven by the revenue increase noted above, as well as gross margin improvements.

Second Quarter Consolidated Results:
Earnings per share was $1.52 on a GAAP basis for the second quarter of 2017 compared to $1.11 in the prior year period. Earnings per share was $1.69 on a non-GAAP basis for the second quarter of 2017 compared to $1.47 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the second quarter of 2017 included a $0.05 negative impact related to foreign currency exchange rates.

Second quarter revenue increased 7% to $2.1 billion compared to the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $181 million from $143 million in the prior year period. Included in earnings for the quarter were $19 million of costs consisting of (i) $7 million incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, (ii) $7 million incurred in connection with the TH China acquisition and (iii) $6 million incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America. Included in earnings for the prior year period were $39 million of costs consisting of (i) $20 million incurred in connection with the TH China acquisition, (ii) $16 million incurred in connection with the amendment of the Company’s credit facility, (iii) $2 million incurred in connection with the Warnaco integration and restructuring and (iv) $1 million incurred in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $200 million compared to $183 million in the prior year period. The improvement in earnings was primarily due to an increase in earnings in the Tommy Hilfiger and Heritage Brands businesses. Partially offsetting these increases were an earnings decrease in the Calvin Klein business due to a planned increase in marketing and investments associated with the CALVIN KLEIN creative team leadership changes, which more than offset the revenue increase in the Calvin Klein business, as well as a $4 million planned increase in corporate expenses.

Net interest expense increased to $30 million from $28 million in the prior year period, primarily due to the impact of the issuance of €350 million of senior notes in June 2016, partially offset by the impact of debt repayments made during 2016 and the first half of 2017. The effective tax rate on a GAAP basis was 20.8% as compared to 21.2% in the prior year period. The effective tax rate on a non-GAAP basis was 21.9% as compared to 22.5% in the prior year period.

Six Months Consolidated Results:
Earnings per share was $2.41 on a GAAP basis for the first six months of 2017 compared to $3.95 in the prior year period. The prior year period included a pre-tax noncash gain of $153 million recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition. In addition, the current and prior year periods include other costs as described below.

Earnings per share was $3.34 on a non-GAAP basis for the first six months of 2017 compared to $2.97 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the first six months of 2017 included a $0.16 negative impact related to foreign currency exchange rates.

Revenue for the first six months of 2017 increased 5% (increased 6% on a constant currency basis) to $4.1 billion compared to the prior year period. The revenue increase was due to:

•
A 6% increase (7% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, driven by continued strength in Europe and China, partially offset by a reduction in revenue resulting from the Mexico deconsolidation. International comparable store sales increased 5%. North America comparable store sales decreased 3%.

•
A 5% increase (6% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, driven principally by outstanding performance in Europe and the inclusion of a full first quarter of revenue from the China business as a result of the April 2016 TH China acquisition. Tommy Hilfiger International comparable store sales increased 9%. Partially offsetting these increases was a decrease in North America revenue due to a reduction of approximately $40 million resulting from the G-III license and a 1% comparable store sales decline.

•
A 4% increase in the Heritage Brands business compared to the prior year period, principally driven by a shift in the timing of shipments into the second quarter of 2017 from the third quarter as compared to the prior year period. Comparable store sales were flat.

Earnings before interest and taxes on a GAAP basis for the first six months of 2017 decreased to $294 million from $438 million in the prior year period, principally driven by an increase in costs including (i) the noncash gain of $153 million recorded in the prior year period to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, (ii) $54 million of costs incurred in the first quarter of 2017 in connection with the agreements entered into during the first quarter of 2017 for a transaction to restructure the Company’s supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung (the “Li & Fung termination”), (iii) $14 million of costs incurred in the first six months of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, (iv) $9 million of costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer and (v) $8 million of costs incurred in the first six months of 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America. These cost increases were partially offset by a $37 million decrease in costs incurred in connection with the TH China acquisition compared to the prior year period and the absence of (i) $16 million of costs incurred in the prior year period in connection with the amendment of the Company’s credit facility, (ii) $10 million of costs incurred in the prior year period in connection with the Warnaco integration and restructuring, (iii) $6 million of costs incurred in the prior year period in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN, (iv) $3 million of costs incurred in the prior year period in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business and (v) $3 million of costs incurred in the prior year period in connection with the G-III license. Earnings before interest and taxes on a non-GAAP basis discussed below excludes these amounts.

Earnings before interest and taxes on a non-GAAP basis for the first six months of 2017 was $392 million, inclusive of a $17 million negative impact due to foreign currency exchange rates, compared to $371 million in the prior year period. The improvement in earnings was primarily due to an increase in earnings in the Tommy Hilfiger and Heritage Brands businesses, partially offset by a decrease in earnings in the Calvin Klein business due to a $27 million planned increase in marketing and investments associated with the CALVIN KLEIN creative team leadership changes, which more than offset the revenue increase in the Calvin Klein business, as well as a $10 million planned increase in corporate expenses.

Net interest expense for the first six months of 2017 increased to $58 million from $57 million in the prior year period. The effective tax rate on a GAAP basis for the first six months of 2017 increased to 19.5% compared to 15.3% in the prior year period, principally due to the benefit of certain discrete items in the prior year period, including the lower tax rate applicable to the pre-tax gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition. The effective tax rate on a non-GAAP basis for the first six months of 2017 decreased to 21.3% compared to 22.8% in the prior year period.

Stock Repurchase Program:
During the first six months of 2017, the Company repurchased 1.2 million shares of its common stock for $124 million (5.8 million shares for $565 million since inception) under the $1.250 billion stock repurchase program authorized by the Board of Directors through June 3, 2020. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2017 Guidance:
The Company expects its full year 2017 earnings per share results will be negatively impacted compared to 2016 by $0.20 per share attributable to foreign currency exchange rates due to fluctuations of the U.S. dollar against other currencies in which the Company transacts significant levels of business.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2017 earnings per share on a GAAP basis will be in a range of $6.44 to $6.54 compared to $6.79 in 2016. The Company currently projects that 2017 earnings per share on a non-GAAP basis will be in a range of $7.60 to $7.70 compared to $6.80 in 2016. Both projections include the expected negative impact of $0.20 per share related to foreign currency exchange rates. These projections also reflect an additional $10 million of marketing in the second half of 2017 as compared to previous guidance.

Revenue in 2017 is projected to increase approximately 6% (increase approximately 5% on a constant currency basis) as compared to 2016. Negatively impacting revenue in 2017 as compared to 2016 is a reduction in revenue due to the effects of the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business is projected to increase approximately 8% (increase approximately 7% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business is projected to increase approximately 6% (increase approximately 5% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business is projected to be flat compared to the prior year.

Net interest expense in 2017 is projected to increase to approximately $120 million from $115 million in 2016, primarily due to the impact of the issuance of €350 million of senior notes in June 2016, partially offset by the impact of debt repayments made during 2016 and those expected to be made in 2017 and the amendment of the Company’s credit facility in the second quarter of 2016. The Company estimates that the 2017 effective tax rate will be in a range of 15.0% to 15.5% on a GAAP basis and in a range of 17.0% to 17.5% on a non-GAAP basis.

The Company’s estimate of 2017 earnings per share on a non-GAAP basis excludes $124 million of pre-tax costs expected to be incurred in connection with (i) the Li & Fung termination; (ii) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; and (v) the consolidation of the Company’s warehouse and distribution network in North America. Also excluded from the Company’s estimate of 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

Third Quarter Guidance
The Company expects its third quarter 2017 earnings per share results will be negatively impacted compared to the third quarter of 2016 by approximately $0.06 per share related to foreign currency exchange rates due to fluctuations of the U.S. dollar against other currencies in which the Company transacts significant levels of business.

Third quarter 2017 earnings per share on a GAAP basis is projected to be in a range of $2.74 to $2.78 compared to $1.56 in the prior year period. The prior year period included a pre-tax noncash loss of $77 million recorded in connection with the Mexico deconsolidation. The Company projects that third quarter 2017 earnings per share on a non-GAAP basis will be in a range of $2.88 to $2.92 compared to $2.60 in the prior year period.

Revenue in the third quarter of 2017 is projected to increase approximately 4% (increase approximately 3% on a constant currency basis) compared to the prior year period. Negatively impacting revenue in the third quarter of 2017 as compared to the prior year period is a reduction in revenue due to the effects of the Mexico deconsolidation and the G-III license. Revenue for the Calvin Klein business in the third quarter is projected to increase approximately 5% (increase approximately 4% on a constant currency basis), which includes the negative impact of the Mexico deconsolidation. Revenue for the Tommy Hilfiger business in the third quarter is projected to increase approximately 8% (increase approximately 7% on a constant currency basis), which includes the negative impact of the G-III license. Revenue for the Heritage Brands business in the third quarter is projected to decrease approximately 8%, due principally to a planned shift in the timing of wholesale shipments into the second quarter from the third quarter as compared to the prior year period.

Net interest expense in the third quarter of 2017 is projected to increase to approximately $31 million from $29 million in the prior year period, primarily due to the impact of the issuance of €350 million of senior notes in June 2016, partially offset by the impact of debt repayments made during 2016 and those expected to be made in the first nine months of 2017. The Company estimates that the third quarter 2017 effective tax rate will be approximately 10% on a GAAP basis and approximately 12% on a non-GAAP basis.

The Company’s estimate of third quarter 2017 earnings per share on a non-GAAP basis excludes $18 million of pre-tax costs expected to be incurred in connection with (i) the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iii) the consolidation of the Company’s warehouse and distribution network in North America. Also excluded from the Company’s estimate of third quarter 2017 earnings per share on a non-GAAP basis are the estimated tax effects of the above pre-tax items.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $54 million incurred in the first quarter of 2017 in connection with the Li & Fung termination.

•
Pre-tax costs of approximately $25 million expected to be incurred in 2017 in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $6 million is expected to be incurred in the third quarter.

•
Pre-tax costs of approximately $20 million expected to be incurred in 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter and $6 million is expected to be incurred in the third quarter.

•
Pre-tax costs of approximately $15 million expected to be incurred in 2017 in connection with the consolidation of the Company’s warehouse and distribution network in North America, of which $2 million was incurred in the first quarter, $6 million was incurred in the second quarter and $6 million is expected to be incurred in the third quarter.

•
Pre-tax costs of $9 million incurred in the first quarter of 2017 in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition, which was completed in the first quarter of 2016. Partially offsetting the pre-tax gain were transaction-related pre-tax costs of $83 million incurred in 2016, primarily consisting of noncash valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter, $20 million was incurred in the second quarter, $17 million was incurred in the third quarter and $15 million was incurred in the fourth quarter.

•	Pre-tax gain of $39 million recorded in the fourth quarter of 2016 related to the recognized actuarial gain on retirement plans.

•	Pre-tax gain of $18 million recorded in the third quarter of 2016 in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe.

•
Pre-tax noncash loss of $84 million recorded in 2016 in connection with the formation of the joint venture in Mexico, of which $77 million was recorded in the third quarter and $7 million was recorded upon completion of the Mexico deconsolidation in the fourth quarter.

•	Pre-tax costs of $16 million incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•
Pre-tax costs of $11 million incurred in the fourth quarter of 2016 in connection with the early termination of the current license agreement for the Tommy Hilfiger men’s tailored clothing business in North America in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America beginning January 1, 2018.

•
Pre-tax costs of approximately $10 million incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and $2 million was incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN.

•
Pre-tax costs of $4 million incurred in 2016 in connection with the G-III license, of which $1 million was incurred in each of the first and second quarters and $2 million was incurred in the third quarter.

•	Pre-tax costs of $3 million incurred in the first quarter of 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business.

•
Discrete tax benefits of $15 million recorded in 2016 related to the resolution of uncertain tax positions, of which $6 million was recorded in the first quarter, $8 million was recorded in the third quarter and $1 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 9 and the sections entitled “Reconciliations of 2017 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, August 24, 2017 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 2340725. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the disposal of the net assets of a divested entity; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be affected by significant fluctuations of the U.S. dollar against foreign currencies in which it transacts significant levels of business; (x) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses that are recorded immediately in earnings, generally in the fourth quarter of the year; and (xi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Net sales	$1,963.5	$1,845.4	$3,838.5	$3,663.1
Royalty revenue	81.4	69.9	168.7	147.0
Advertising and other revenue	25.0	18.0	51.7	41.0
Total revenue	$2,069.9	$1,933.3	$4,058.9	$3,851.1

Gross profit on net sales	$1,040.9	$945.9	$2,007.7	$1,852.7
Gross profit on royalty, advertising and other revenue	106.4	87.9	220.4	188.0
Total gross profit	1,147.3	1,033.8	2,228.1	2,040.7

Selling, general and administrative expenses	968.5	874.7	1,936.5	1,739.9

Debt modification and extinguishment costs		15.8		15.8

Gain to write-up equity investment in joint venture to fair value				153.1

Equity in net income (loss) of unconsolidated affiliates	1.7	(0.3)	2.1	(0.5)

Earnings before interest and taxes	180.5	143.0	293.7	437.6

Interest expense, net	29.7	28.1	58.4	57.1

Pre-tax income	150.8	114.9	235.3	380.5

Income tax expense	31.4	24.4	45.8	58.4

Net income	119.4	90.5	189.5	322.1

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.3)	—	(0.6)	—

Net income attributable to PVH Corp.	$119.7	$90.5	$190.1	$322.1

Diluted net income per common share attributable to PVH Corp. (2)	$1.52	$1.11	$2.41	$3.95

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Depreciation and amortization expense	$80.6	$82.6	$157.8	$153.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited formed a joint venture in Ethiopia in the second quarter of 2016, in which the Company owns a 75% interest.

(2)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended July 30, 2017 and July 31, 2016 excluding (i) the costs incurred in the first and second quarters of 2017 and 2016 in connection with the acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ii) the costs incurred in the first and second quarters of 2017 in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iii) the costs incurred in the first and second quarters of 2017 in connection with the consolidation of its warehouse and distribution network in North America; (iv) the costs incurred in the first quarter of 2017 in connection with the agreements entered into during the quarter for a transaction to restructure its supply chain relationship with Li & Fung Trading Limited (“Li & Fung”), which also provides for the termination of the Company’s non-exclusive buying agency agreement with Li & Fung (the “Li & Fung termination”); (v) the costs incurred in the first quarter of 2017 in connection with the noncash settlement of certain of its benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (vi) the costs incurred in the first and second quarters of 2016 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (vii) the costs incurred in the first and second quarters of 2016 in connection with the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada (the “G-III license”), which resulted in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business during the fourth quarter of 2016; (viii) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (ix) the costs incurred in the first quarter of 2016 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (x) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH China to fair value in connection with the TH China acquisition; (xi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (xii) the costs incurred in the second quarter of 2016 in connection with the amendment of its credit facility; (xiii) the tax effects associated with the foregoing pre-tax items; and (xiv) the tax benefits recorded in the first quarter of 2016 associated with discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 9 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Non-GAAP Measures
Total gross profit (1)		$1,038.2		$2,046.2
Selling, general and administrative expenses (2)	$949.3	855.2	$1,838.0	1,680.4
Debt modification and extinguishment costs (3)		—		—
Gain to write-up equity investment in joint venture to fair value (4)				—
Equity in net income of unconsolidated affiliates (5)				5.4
Earnings before interest and taxes (6)	199.7	182.7	392.2	371.2
Income tax expense (7)	37.2	34.8	71.1	71.5
Net income attributable to PVH Corp. (8)	133.1	119.8	263.3	242.6
Diluted net income per common share attributable to PVH Corp. (9)	$1.69	$1.47	$3.34	$2.97

Depreciation and amortization expense (10)	$69.6	$67.1	$136.0	$132.3

PVH CORP.
Non-GAAP Measures (continued)

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(4)    Please see Table 6 for reconciliation of GAAP gain to write-up equity investment in joint venture to fair value to gain to write-up equity investment in joint venture to fair value on a non-GAAP basis.

(5) Please see Table 7 for reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(6) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(7)    Please see Table 8 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(9) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(10) Please see Table 9 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Net income attributable to PVH Corp.	$119.7	$90.5	$190.1	$322.1

Diluted net income per common share attributable to PVH Corp.(1)	$1.52	$1.11	$2.41	$3.95

Pre-tax items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		4.4		5.5

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	7.1		14.1

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.6	15.9	13.5	39.0

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	5.5		7.3

SG&A expenses associated with the integration of Warnaco and related restructuring		2.3		9.8

SG&A expenses associated with the G-III license		1.3		2.6

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain to write-up the Company’s equity investment in TH China to fair value				(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs		15.8		15.8

Tax effects of the above pre-tax items(2)	(5.8)	(10.4)	(25.3)	(7.3)

Discrete tax benefits related to the resolution of uncertain tax positions				(5.8)

Net income on a non-GAAP basis attributable to PVH Corp.	$133.1	$119.8	$263.3	$242.6

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.69	$1.47	$3.34	$2.97

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Earnings before interest and taxes	$180.5	$143.0	$293.7	$437.6

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)		4.4		5.5

SG&A expenses associated with the Li & Fung termination			54.2

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	7.1		14.1

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	6.6	15.9	13.5	39.0

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			9.4

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	5.5		7.3

SG&A expenses associated with the integration of Warnaco and related restructuring		2.3		9.8

SG&A expenses associated with the G-III license		1.3		2.6

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				5.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				2.6

Gain to write-up the Company’s equity investment in TH China to fair value				(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net income (loss) of unconsolidated affiliates)				5.9

Debt modification and extinguishment costs		15.8		15.8

Earnings before interest and taxes on a non-GAAP basis	$199.7	$182.7	$392.2	$371.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Six Months Ended
	7/31/16	7/31/16

Gross profit	$1,033.8	$2,040.7

Item excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	4.4	5.5

Gross profit on a non-GAAP basis	$1,038.2	$2,046.2

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

SG&A	$968.5	$874.7	$1,936.5	$1,739.9

Items excluded:

SG&A expenses associated with the Li & Fung termination			(54.2)

SG&A expenses associated with the relocation of the Tommy Hilfiger office in New York (including noncash depreciation expense)	(7.1)		(14.1)

SG&A expenses associated with the TH China acquisition (primarily consisting of noncash amortization of short-lived assets)	(6.6)	(15.9)	(13.5)	(39.0)

SG&A expenses associated with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants			(9.4)

SG&A expenses associated with the consolidation of the Company’s warehouse and distribution network in North America	(5.5)		(7.3)

SG&A expenses associated with the integration of Warnaco and related restructuring		(2.3)		(9.8)

SG&A expenses associated with the G-III license		(1.3)		(2.6)

SG&A expenses associated with the new global creative strategy for CALVIN KLEIN and related restructuring				(5.5)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business				(2.6)

SG&A on a non-GAAP basis	$949.3	$855.2	$1,838.0	$1,680.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliations of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

	Quarter Ended	Six Months Ended
	7/31/16	7/31/16

Debt modification and extinguishment costs	$15.8	$15.8

Item excluded:

Costs incurred associated with the amendment of the Company’s credit facility	(15.8)	(15.8)

Debt modification and extinguishment costs on a non-GAAP basis	$—	$—

Table 6 - Reconciliation of GAAP gain to write-up equity investment in joint venture to fair value to gain to write-up equity investment in joint venture to fair value on a non-GAAP basis

Six Months Ended
7/31/16

Gain to write-up equity investment in joint venture to fair value	$153.1

Item excluded:

Gain to write-up the Company’s equity investment in TH China to fair value	(153.1)

Gain to write-up equity investment in joint venture to fair value on a non-GAAP basis	$—

Table 7 - Reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Six Months Ended
7/31/16

Equity in net (loss) of unconsolidated affiliates	$(0.5)

Item excluded:

One-time expenses recorded on the Company’s equity investment in TH China	5.9

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$5.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Income tax expense	$31.4	$24.4	$45.8	$58.4

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	5.8	10.4	25.3	7.3

Discrete tax benefits related to the resolution of uncertain tax positions				5.8

Income tax expense on a non-GAAP basis	$37.2	$34.8	$71.1	$71.5

(1) The estimated tax effects associated with the Company’s non-GAAP exclusions are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 9 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/30/17	7/31/16	7/30/17	7/31/16

Depreciation and amortization expense	$80.6	$82.6	$157.8	$153.2

Items excluded:

Depreciation associated with the relocation of the Tommy Hilfiger office in New York	(4.6)		(9.1)

Amortization of short-lived assets associated with the TH China acquisition	(6.4)	(14.2)	(12.7)	(17.9)

Depreciation and amortization associated with the G-III license		(1.3)		(2.6)

Depreciation and amortization associated with the integration of Warnaco and related restructuring				(0.4)

Depreciation and amortization expense on a non-GAAP basis	$69.6	$67.1	$136.0	$132.3

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	7/30/17				7/31/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$119.7	$(13.4)		$133.1	$90.5	$(29.3)		$119.8

Weighted average common shares	77.8			77.8	80.7			80.7
Weighted average dilutive securities	0.9			0.9	0.6			0.6
Total shares	78.7			78.7	81.3			81.3

Diluted net income per common share attributable to PVH Corp.	$1.52			$1.69	$1.11			$1.47

	Six Months Ended				Six Months Ended
	7/30/17				7/31/16
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$190.1	$(73.2)		$263.3	$322.1	$79.5		$242.6

Weighted average common shares	78.0			78.0	81.0			81.0
Weighted average dilutive securities	0.8			0.8	0.6			0.6
Total shares	78.8			78.8	81.6			81.6

Diluted net income per common share attributable to PVH Corp.	$2.41			$3.34	$3.95			$2.97

(1)
Represents the impact on net income in the periods ended July 30, 2017 from the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America; and (vi) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended July 31, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in connection with the amendment of the Company’s credit facility; (ix) the tax effects associated with the foregoing pre-tax items; and (x) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	7/30/17	7/31/16
ASSETS
Current Assets:
Cash and Cash Equivalents	$559.4	$741.7
Receivables	672.6	594.3
Inventories	1,498.6	1,412.1
Other	204.9	190.9
Total Current Assets	2,935.5	2,939.0
Property, Plant and Equipment	805.8	736.0
Goodwill and Other Intangible Assets	7,348.7	7,288.1
Other Assets	363.9	216.7
	$11,453.9	$11,179.8

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,615.2	$1,368.8
Short-Term Borrowings	18.0	19.4
Current Portion of Long-Term Debt	—	—
Other Liabilities	1,536.7	1,629.8
Long-Term Debt	3,185.7	3,358.2
Redeemable Non-Controlling Interest	3.1	0.1
Stockholders’ Equity	5,095.2	4,803.5
	$11,453.9	$11,179.8

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/30/17	7/31/16

Calvin Klein North America
Net sales	$348.3	$361.3
Royalty revenue	31.6	28.0
Advertising and other revenue	12.3	8.7
Total	392.2	398.0

Calvin Klein International
Net sales	370.0	306.2
Royalty revenue	17.3	16.8
Advertising and other revenue	7.0	5.4
Total	394.3	328.4

Total Calvin Klein
Net sales	718.3	667.5
Royalty revenue	48.9	44.8
Advertising and other revenue	19.3	14.1
Total	786.5	726.4

Tommy Hilfiger North America
Net sales	380.8	396.0
Royalty revenue	15.3	9.2
Advertising and other revenue	3.7	2.2
Total	399.8	407.4

Tommy Hilfiger International
Net sales	479.1	442.1
Royalty revenue	11.7	10.1
Advertising and other revenue	1.0	0.6
Total	491.8	452.8

Total Tommy Hilfiger
Net sales	859.9	838.1
Royalty revenue	27.0	19.3
Advertising and other revenue	4.7	2.8
Total	891.6	860.2

Heritage Brands Wholesale
Net sales	316.7	270.7
Royalty revenue	4.7	5.2
Advertising and other revenue	0.9	1.1
Total	322.3	277.0

Heritage Brands Retail
Net sales	68.6	69.1
Royalty revenue	0.8	0.6
Advertising and other revenue	0.1	0.0
Total	69.5	69.7

Total Heritage Brands
Net sales	385.3	339.8
Royalty revenue	5.5	5.8
Advertising and other revenue	1.0	1.1
Total	391.8	346.7

Total Revenue
Net sales	1,963.5	1,845.4
Royalty revenue	81.4	69.9
Advertising and other revenue	25.0	18.0
Total	$2,069.9	$1,933.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/30/17			7/31/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$48.0		$48.0	$55.2		$55.2

Calvin Klein International	47.5		47.5	50.5		50.5

Total Calvin Klein	95.5		95.5	105.7		105.7

Tommy Hilfiger North America	53.2	$(7.1)	60.3	46.1	$(1.3)	47.4

Tommy Hilfiger International	38.2	(6.6)	44.8	29.5	(20.3)	49.8

Total Tommy Hilfiger	91.4	(13.7)	105.1	75.6	(21.6)	97.2

Heritage Brands Wholesale	30.5		30.5	8.3		8.3

Heritage Brands Retail	4.5		4.5	3.7		3.7

Total Heritage Brands	35.0		35.0	12.0		12.0

Corporate	(41.4)	(5.5)	(35.9)	(50.3)	(18.1)	(32.2)

Total earnings before interest and taxes	$180.5	$(19.2)	$199.7	$143.0	$(39.7)	$182.7

(1)
Adjustments for the quarter ended July 30, 2017 represent the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; and (iii) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America.

(2)
Adjustments for the quarter ended July 31, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the G-III license; (iii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; and (iv) the costs incurred in connection with the amendment of the Company’s credit facility.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/30/17	7/31/16
Calvin Klein North America
Net sales	$678.4	$700.1
Royalty revenue	66.7	58.3
Advertising and other revenue	22.5	20.2
Total	767.6	778.6

Calvin Klein International
Net sales	724.8	622.5
Royalty revenue	36.9	35.4
Advertising and other revenue	13.0	12.6
Total	774.7	670.5

Total Calvin Klein
Net sales	1,403.2	1,322.6
Royalty revenue	103.6	93.7
Advertising and other revenue	35.5	32.8
Total	1,542.3	1,449.1

Tommy Hilfiger North America
Net sales	678.9	717.1
Royalty revenue	31.8	20.2
Advertising and other revenue	7.6	4.7
Total	718.3	742.0

Tommy Hilfiger International
Net sales	986.9	886.7
Royalty revenue	21.8	21.7
Advertising and other revenue	6.6	1.6
Total	1,015.3	910.0

Total Tommy Hilfiger
Net sales	1,665.8	1,603.8
Royalty revenue	53.6	41.9
Advertising and other revenue	14.2	6.3
Total	1,733.6	1,652.0

Heritage Brands Wholesale
Net sales	643.5	609.9
Royalty revenue	9.7	10.2
Advertising and other revenue	1.8	1.8
Total	655.0	621.9

Heritage Brands Retail
Net sales	126.0	126.8
Royalty revenue	1.8	1.2
Advertising and other revenue	0.2	0.1
Total	128.0	128.1

Total Heritage Brands
Net sales	769.5	736.7
Royalty revenue	11.5	11.4
Advertising and other revenue	2.0	1.9
Total	783.0	750.0

Total Revenue
Net sales	3,838.5	3,663.1
Royalty revenue	168.7	147.0
Advertising and other revenue	51.7	41.0
Total	$4,058.9	$3,851.1

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/30/17			7/31/16
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$89.9		$89.9	$93.3	$(2.9)	$96.2

Calvin Klein International	99.1		99.1	102.7	(5.4)	108.1

Total Calvin Klein	189.0		189.0	196.0	(8.3)	204.3

Tommy Hilfiger North America	34.4	$(45.4)	79.8	69.1	(2.6)	71.7

Tommy Hilfiger International	90.3	(36.4)	126.7	212.8	102.7	110.1

Total Tommy Hilfiger	124.7	(81.8)	206.5	281.9	100.1	181.8

Heritage Brands Wholesale	60.8		60.8	36.2	(3.0)	39.2

Heritage Brands Retail	6.0		6.0	5.8		5.8

Total Heritage Brands	66.8		66.8	42.0	(3.0)	45.0

Corporate	(86.8)	(16.7)	(70.1)	(82.3)	(22.4)	(59.9)

Total earnings before interest and taxes	$293.7	$(98.5)	$392.2	$437.6	$66.4	$371.2

(1)
Adjustments for the six months ended July 30, 2017 represent the elimination of (i) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (ii) the costs incurred in connection with the Li & Fung termination; (iii) the costs incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (iv) the costs incurred in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; and (v) the costs incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America.

(2)
Adjustments for the six months ended July 31, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the G-III license; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; and (viii) the costs incurred in connection with the amendment of the Company’s credit facility.

PVH CORP.
Reconciliations of 2017 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the current year period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the current year period).
Constant currency performance should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Six Months Ended		GAAP	Impact of Foreign Exchange	Constant Currency
	7/30/17	7/31/16

Total Calvin Klein	$1,542.3	$1,449.1	6.4%	(0.6)%	7.0%

Total Tommy Hilfiger	$1,733.6	$1,652.0	4.9%	(1.5)%	6.4%

Total Revenue	$4,058.9	$3,851.1	5.4%	(0.8)%	6.2%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2017 estimated results excluding (a) the costs incurred in the first quarter in connection with the Li & Fung termination; (b) the costs expected to be incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (c) the costs expected to be incurred in connection with the relocation of the Tommy Hilfiger office in New York, including noncash depreciation expense; (d) the costs incurred in the first quarter in connection with the noncash settlement of certain of the Company’s benefit obligations related to its retirement plans as a result of an annuity purchased for certain participants, under which such obligations were transferred to an insurer; (e) the costs expected to be incurred in connection with the consolidation of the Company’s warehouse and distribution network in North America; and (f) the estimated tax effects associated with the foregoing pre-tax costs. The 2017 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2017 Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2017 (Estimated)	Third Quarter 2017 (Estimated)	Full Year 2017 (Estimated)	Second Quarter 2017 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.44 - $6.54	$2.74 - $2.78	$6.24 - $6.34	$1.35 - $1.38
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.16)	$(0.14)	$(1.16)	$(0.25)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	$7.60 - $7.70	$2.88 - $2.92	$7.40 - $7.50	$1.60 - $1.63

2017 Tax Rate Reconciliation	Full Year 2017 (Estimated)	Third Quarter 2017 (Estimated)

GAAP tax rate	15.0% - 15.5%	10%
Estimated tax effects of items identified as non-GAAP exclusions	(2)%	(2)%
Tax rate on a non-GAAP basis	17.0% - 17.5%	12%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, or any discrete tax events including events arising from audits or the resolution of uncertain tax positions. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2017 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2017 (Estimated) (Consolidated)	Full Year 2017 (Estimated) (Calvin Klein)	Full Year 2017 (Estimated) (Tommy Hilfiger)	Third Quarter 2017 (Estimated) (Consolidated)	Third Quarter 2017 (Estimated) (Calvin Klein)	Third Quarter 2017 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	6%	8%	6%	4%	5%	8%
Positive impact of foreign exchange	1%	1%	1%	1%	1%	1%
Non-GAAP revenue increase on a constant currency basis	5%	7%	5%	3%	4%	7%

Please refer to the section entitled “Reconciliations of 2017 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(Net Income in millions)

	Full Year 2016				Third Quarter 2016
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$549.0	$(1.1)		$550.1	$126.2	$(83.6)		$209.8
Total weighted average shares	80.9			80.9	80.7			80.7

Diluted net income per common share	$6.79			$6.80	$1.56			$2.60

(1) Represents the impact on net income in the year ended January 29, 2017 from the elimination of (i) a $39.1 million recognized actuarial gain on retirement plans; (ii) $9.8 million of costs incurred in connection with the integration of Warnaco and the related restructuring; (iii) $2.6 million of costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) $4.2 million of costs incurred in connection with the G-III license; (v) $5.5 million of costs incurred in connection with the restructuring associated with the new global creative strategy for CALVIN KLEIN; (vi) a $153.1 million noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vii) $5.9 million of one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (viii) $76.9 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash valuation adjustments and amortization of short-lived assets; (ix) $15.8 million of costs incurred in connection with the amendment of the Company’s credit facility; (x) $83.5 million of noncash costs recorded in connection with the deconsolidation of the Company’s subsidiary that principally operated and managed its Calvin Klein business in Mexico (the “Mexico deconsolidation”) in connection with the formation of a joint venture in Mexico to operate that and other businesses; (xi) an $18.1 million gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER flagship store in Europe; (xii) $11.0 million of costs incurred in connection with the early termination of the license agreement for the Tommy Hilfiger men’s tailored clothing business in North America in order to consolidate under a different licensee the men’s tailored businesses for all Company brands in North America; (xiii) $10.9 million of tax expense associated with the foregoing pre-tax items; and (xiv) $14.7 million of tax benefits associated with discrete items related to the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

(2) Represents the impact on net income in the quarter ended October 30, 2016 from the elimination of (i) $1.6 million of costs incurred in connection with the G-III license; (ii) $17.3 million of costs incurred in connection with the TH China acquisition, primarily consisting of noncash amortization of short-lived assets; (iii) a $76.9 million noncash loss recorded in anticipation of the Mexico deconsolidation in the fourth quarter of 2016; (iv) an $18.1 million gain recorded in connection with a payment made to the Company to exit a TOMMY HILFIGER retail flagship store in Europe; (v) $13.7 million of tax expense associated with the foregoing pre-tax items; and (vi) $7.8 million of tax benefits associated with discrete items related to the resolution of uncertain tax positions.